EXHIBIT 99.1

Horizon Kinetics Holding Corporation Announces Closing of Merger with Scott's Liquid Gold-Inc.

Shares Will Continue Trading on a Pre-Reverse Split Basis

New York, NY, August 2, 2024

Horizon Kinetics LLC (“Horizon Kinetics”) announced the completion of the merger with Scott’s Liquid Gold-Inc. (“SLGD”), which has been reincorporated in the State of Delaware and renamed Horizon Kinetics Holding Corporation (the “Company”).

Due to unexpected delays arising from working with FINRA and the DTC to reflect the reverse split and change of the Company's ticker to the temporary ticker symbol “SLGDD”, shares of the Company’s stock will continue trading on a pre-reverse stock split basis under the ticker symbol “SLGD” and existing CUSIP until further notice. As a result, the number of shares reflected in the street name accounts of shareholders will remain the same as prior to the merger, with shares trading at a price that does not reflect the reverse stock split until trading begins under the post-reverse split CUSIP (439913104).

Approximately 18 million of the Company's shares were issued to members of Horizon Kinetics as merger consideration on a post-reverse stock split basis. These shares are not currently eligible for trading. The Company’s legacy shareholders therefore now own approximately 3.5% of the combined company on a post-reverse split basis. The Final Consideration was calculated based on Horizon Kinetics having AUM of approximately $7.9 billion and Net Tangible Assets of approximately $250 million, each as defined in the merger agreement.

Dan Roller, Founder of Maran Capital Management, LLC, and previously Chairman of the Board of SLGD, stated, “I would like to thank SLGD shareholders, employees, and board for their trust and support as we pursued this transformative transaction. I am thrilled to continue to serve on the Board of Directors of the Company as it seeks to further unlock and grow shareholder value.”

“I can think of no better partners than Murray Stahl and the Horizon Kinetics team,” added Rimmy Malhotra, Lead Independent Director for SLGD. “It has been a pleasure working with them to bring this transaction across the finish line. I thank our shareholders for their patience and I am enthusiastic about the next chapter for the Company.”

Murray Stahl, Co-Founder of Horizon Kinetics and Chairman, Chief Executive Officer and Chief Investment Officer of the Company, stated, “On behalf of everyone at Horizon, I would like to extend a warm welcome and thank SLGD shareholders for their overwhelming support. The merger permits a seamless transition to the next chapter of our development. As a publicly traded entity, we remain committed to preserving our owner-operated culture, which is the cornerstone of our long-term, fundamental value, contrarian investment practice. We will continue to execute on various strategic initiatives to take advantage of structural inefficiencies that have been dormant for decades.”

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the merger between Horizon and SLGD. All statements other than statements of historical facts contained herein, including statements on the date the

Company’s common stock will start trading on a reverse stock split-basis or under a new ticker symbol , statements on the Company’s strategy, and other statements regarding the Company’s future financial position and results of operations, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs as a combined company.

Important factors that could cause actual results to differ from those in the forward-looking statements include: the possibility that trading of the Company’s stock on a post-reverse-split basis under a new ticker symbol will not occur when or as expected; the possibility that anticipated benefits from the merger will not be realized, or will not be realized within the expected time period; and disruption from the merger making it more difficult to maintain business and operational relationships; among other risks.

Further information on risks we face is contained in our filings with the SEC, including SLGD’s Form 10-K for the fiscal year ended December 31, 2023 and Form 10-Q for the fiscal quarter ended June 30, 2024, and the definitive proxy statement dated May 13, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Horizon Kinetics Holding Corporation

Horizon Kinetics Holding Corporation (OTCM Pink: SLGD) primarily offers investment advisory services through its subsidiary Horizon Kinetics Asset Management LLC (“HKAM”), a registered investment adviser. HKAM provides independent proprietary research and investment advisory services for mainly long-only and alternative value-based investing strategies. The firm also obtained a portfolio of consumer products, which are marketed and distributed in the retail marketplace, as a result of its August 2024 merger with Scott’s Liquid Gold-Inc. The firm’s offices are located in New York City, White Plains, New York, and Summit, New Jersey. For more information, please visit http://www.hkholdingco.com.

Investor Relations Contact:

ir@hkholdingco.com